As filed with the Securities and Exchange Commission on March 3, 2003.

Registration No. 333-52404

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
To
FORM S-8

Registration Statement Under
The Securities Act of 1933

SEARCHHOUND.COM, INC.

(Exact name of registrant as specified in its charter)


Nevada                                              91-1942841
(State or other jurisdiction                        (I.R.S. Employer
of incorporation)                                   Identification No.)



BOARD OF DIRECTORS COMPENSATION PLAN
AND
EMPLOYEE STOCK PURCHASE PLAN
(Full title of plans)

Dave Mullikin
SearchHound.com, Inc.
12817 Woodson
Overland Park, Kansas 66209
(Name and address for agent of service)

(913) 568-8133
(Telephone number, including area
code, for agent of service)

CALCULATION OF REGISTRATION FEE

Title of          Amount          Proposed          Proposed      Amount of
Securities        to be           maximum           maximum       registration
to be             registered (1)  offering (2)      aggregate     fee
registered                        price per share   price
___________________________________________________________________________
Common Stock,     250,000           $0.65             $162,500       $13.16
par value $0.001
per share


(1) Includes such additional indeterminate number of shares as may be issuable pursuant to applicable antidilution provisions. All shares registered hereunder shall be issuable only pursuant to the Employee Stock Purchase Plan.

(2) Calculated in accordance with the provisions of Rule 457(c) using the average of the bid and asked prices reported by the National Quotation Bureau for over-the-counter trading for February 28, 2003.

STATEMENT OF INFORMATION INCORPORATE BY REFERENCE

The contents within the Corporation's Registration Statement on Form S-8 filed with the Securities Exchange Commission on December 21, 2000 (File No. 333-52404) are incorporated herein by reference.


Item 8. Exhibits.

        Exhibit No.     Description

        5.2 Opinion of Renkemeyer, Campbell, Gose & Weaver LLP as to the validity of the issuance of the securities being registered.*

        23.2            Consent of Gregg M. Haywood, CPA P.S.*

        23.4 Consent of Renkemeyer, Campbell, Gose & Weaver LLP (included in Exhibit 5.2 hereto).





SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this twenty-seventh day of February, 2003.

SEARCHHOUND.COM, INC.



By /s/
_______________________________________
    Dave Mullikin
    Acting President, Chief Executive Officer
    and Chief Financial Officer





Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature           Title                                   Date


/s/                 Acting Chief Executive Officer,     March 3, 2003
____________
Dave Mullikin       Acting Chief Financial Officer and Director



Exhibit 5.2

Renkemeyer, Campbell, Gose & Weaver LLP
7500 College Boulevard
Suite 900
Overland Park, Kansas 66210
(913) 906-9810
Facsimile: (913) 906-9840

February 28, 2003

SearchHound.com, Inc.
12817 Woodson
Overland Park, Kansas 66209

Ladies and Gentlemen:

We have acted as counsel to SearchHound.com, Inc., a Nevada corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended, on an amended Form S-8 (the "Registration Statement"). The Registration Statement provides for the registration of an additional 250,000 shares of the Corporation's Class A Common stock par value $0.001 per share, (the "Common Stock") reserved for issuance to (i) employees and consultants in lieu of compensation for services rendered to the Corporation pursuant to various service provider agreements, (ii) to employees in accordance with the SearchHound.com, Inc. Employee Stock Purchase Plan (iii) and the Board of Directors of the Corporation pursuant to the SearchHound.com, Inc. Board of Directors Compensation Plan. All additional shares of Common Stock registered under the Registration Statement shall be referred to herein as "the Shares." As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

Based upon the foregoing, and reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered, fully paid and nonassessable. The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,



/s/ Renkemeyer, Campbell, Gose & Weaver LLP


Exhibit 23.2





CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference in this Registration Statement of SearchHound.com, Inc. on the amended Form S-8 of my report dated April 4, 2002, included in the Annual Report on Form 10-KSB of SearchHound.com, Inc. for the year ended December 31, 2001.



/s/
----------------------------------------
Gregg M. Haywood, CPA P.S.
Overland Park, Kansas